EXECUTED ORIGINAL

Share Sale Agreement

Parties

Kerama Energy Pty Ltd ACN 154 011 659 (Purchaser)

CBD Labs Pty Ltd ACN 130 054 625 (Seller)

CBD Energy Limited ACN 010 966 793 (Guarantor)

Contents

1	Definitions and interpretation	2
2	Conditions precedent	9
3	Sale and purchase	10
4	Purchase Price	10
5	Books and Records	12
6	Completion	12
7	After Completion	14
8	Guarantee of Seller by Guarantor	14
9	Payments	15
10	Seller Warranties	15
11	Limitation of liability	16
12	Purchaser Warranties	20
13	Limitation of liability	21
14	Tax	25
15	Goods and services tax	26
16	Default	27
17	Dispute Resolution	27
18	Confidentiality	28
19	Further assurance	28
20	Severability	29
21	Entire agreement	29
22	Variation	29
23	Rights, powers and remedies	29
24	Continuing obligations	30
25	Costs	30
26	Notices	30
27	No assignment	33
28	Governing law and jurisdiction	33
29	Counterparts	33
Schedule 1 - Seller Warranties		34
Schedule 2 - Purchaser Warranties
Schedule 3 - Reference Accounts		42
Notes to Reference Accounts		42
Executed as an agreement		43

Agreement dated this 16th day of April 2013 is made between:

Parties	Kerama Energy Pty Ltd ACN 154 011 659 as trustee for the Kerama Energy Trust C/- ESV Chartered Accountants of Level 18, 55 Market Street, Sydney NSW 2000 (Purchaser);

CBD Labs Pty Ltd ACN 130 054 625 of Suite 2, Level 2, 53 Cross Street Double Bay NSW 2028 (Seller); and

CBD Energy Limited ACN 010 966 793 of Suite 2, Level 2, 53 Cross Street Double Bay NSW 2028 (Guarantor),

each a "Party" and collectively the "Parties".

Recitals

A	The Company is a proprietary company limited by shares and registered under the Corporations Act.

B	The Seller is the registered holder and beneficial owner of the Shares, being the only shares on issue in the capital of the Company.

C	The Guarantor is the registered holder and beneficial owner of all of the shares on issue in the Seller.

D	The Guarantor has agreed to guarantee the terms, conditions, representations, warranties and the obligations of the Seller under this Agreement.

E	The Purchaser has agreed to enter into the Share Mortgage as security in favour of the Seller in respect of the Purchaser's obligations hereunder.

F	The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to buy the Shares from the Seller on and subject to the provisions of this Agreement.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement, the following words have these meanings unless the contrary intention appears:

(1)	Accounting Standards means:

(a)	accounting standards in force under section 334 of the Corporations Act relating to the preparation of Financial Statements;

(b)	interpretations and standards approved by the Australian Accounting Standards Board; and

(c)	requirements of the Corporations Act relating to the preparation and contents of financial reports,

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and, to the extent that any matter is not covered by these accounting standards, interpretations and requirements, means generally accepted accounting principles, policies, practices and procedures applied from time to time in Australia for companies similar to the Company;

(2)	Agreement means this share sale agreement, including any schedule or annexure to it;

(3)	Areva Rights means any arrangements, agreements, and/or understandings between the Company and Areva Solar Inc or any rights of the Company against Areva Solar Inc;

(4)	Associate has the meaning ascribed thereto in the Corporations Act;

(5)	Assets means:

(a)	the Patents;

(b)	the Head Licence, including all rights and obligations; and

(c)	the Areva Rights;

(6)	ASIC means the Australian Securities and Investments Commission;

Books and Records means all books, records, information, files, manuals, databases (if any) maintained by and on behalf of the Licensee in any medium (including, where available, digital media), including all files and correspondence, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flowcharts etc), user documentation (installation guides, user manuals, training manuals, working papers), maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, accounting files and records, sales order files, and all lists of and all rights to the information contained therein;

(7)	Breach has the meaning given to it in clause 10.4;

(8)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(9)	Claim includes, in relation to a person, a demand, claim, action, notice, liability, judgment, Loss or proceeding made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent;

(10)	Company means Larkden Pty Ltd ACN 003 998 098 C/- CBD Energy Limited of Suite 2, Level 2, 53 Cross Street Double Bay NSW 2028;

(11)	Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

(12)	Completion Date means the date of this Agreement;

(13)	Contaminant means a solid, liquid or gaseous substance, odour, heat, sound vibration or radiation which is or may be:

(a)	noxious or poisonous or offensive to the senses of human beings;

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(b)	harmful or potentially harmful to the health, welfare, safety or property of human beings; and

(c)	poisonous, harmful, or potentially harmful to animals or plants; or

(d)	detrimental to any beneficial use made of the Environment.

(14)	Corporations Act means the Corporations Act 2001 (Cth), as amended from time to time;

(15)	Court means any court or arbitration tribunal;

(16)	Default Rate means 5% per annum above the daily buying rate (expressed as a percentage yield per annum to maturity) displayed at or about 10:30am on the Reuters screen BBSW page for Australian bank bills of a three month duration;

(17)	Disclosure Materials means all information relating to the Company and/or its Assets and/or the Shares given or made available by or on behalf of the Seller, or any Personnel of the Seller, to the Purchaser prior to Completion but after 18 March 2013;

(18)	Encumbrance means any Security Interest, mortgage, charge, lien, restriction against transfer, pledge, claim, option, encumbrance and any third party interest;

(19)	Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animals and plants and the social factors of aesthetics;

(20)	Environmental Laws means a law regulating or otherwise relating to the Environment including law use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of protection of the Environment;

(21)	fairly disclosed has the meaning given in clause 10.3 (and fair disclosure shall be construed accordingly);

(22)	Financial Year means each 12 month period commencing on 1 July and ending on 30 June;

(23)	Financial Statements means the financial statements of the Company as set out in the Reference Accounts;

(24)	Governmental Agency means any government and any governmental body, whether:

(a)	legislative, judicial or administrative;

(b)	a department, commission, authority, instrumentality, tribunal, agency or entity; or

(c)	commonwealth, state, territorial or local,

and includes any self-regulatory organisation established under any law but excludes a governmental body in respect of any service or trading functions as distinct from regulatory or fiscal functions;

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Graphite Technology means the use of high purity graphite in solar thermal operations where the graphite is heated and the energy from such heat is either immediately or later used to produce steam to drive a turbine and generate electrons;

(25)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 as amended;

(26)	Hazardous Substance means any substance which is, or may be, hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law;

(27)	Head Licence means head licensing agreement between the Company (as licensor) and Lloyd Energy (as licensee) dated 16 November 2001, as amended;

(28)	Intellectual Property means with respect to the Company:

(a)	worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing);

(b)	patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations in part, divisional, re-examination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing);

(c)	works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship;

(d)	trade secrets and other confidential or proprietary information, know how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, marketing materials, inventions, discoveries and designs (whether patentable or not);

(e)	computer programs and other software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates;

(f)	published and unpublished works of authorship, including audio-visual works, databases and literary works;

(g)	rights in, or associated with a person's name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity;

(h)	rights of attribution and integrity and other moral rights;

(I)	uniform resource locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, ad words, key word associations and related rights;

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(j)	all other proprietary, intellectual property and other rights relating to any or all of the foregoing;

(k)	all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and

all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction;

(29)	Kerama Energy Trust means the Kerama Energy Trust as established by Trust Deed dated 31 October 2011 between Robert Lewis Symond as settler and the Purchaser.

(30)	Lloyd Energy means Lloyd Energy Systems Pty Ltd (Subject to Deed of Company Arrangement) ACN 096 136 248 of Level 10, 2-10 Loftus Street Sydney NSW 2000;

(31)	LP means Partners for Growth Ill, LP of 150 Pacific Avenue San Francisco CA 94111;

(32)	Loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and the amount of which for the time being are not ascertained or ascertainable;

(33)	MWh means one megawatt hour of electrical generation;

(34)	Patents means all patents in the name of the Company, or pending, associated with the production and/or use of graphite as described in the definition of Graphite Technology or otherwise;

(35)	Personnel of a person means the officers, employees, contractors (including sub-contractors and their employees), professional advisers, representatives and agents of that person;

(36)	PPSA means the Personal Property Securities Act 2009 (Cth), as amended from time to time;

(37)	PPS Law means:

(a)	the PPSA and any regulation made at any time under the PPSA, including the PPSA Regulations; and

(b)	any amendment made at any time to any other legislation as a consequence of a law or regulation referred to in sub-paragraph (a) above;

(38)	PPSR means the Personal Property Securities Register;

(39)	PPS Regulations means the Personal Property Securities Regulations 2010 (Cth);

(40)	Purchase Price means A$2,750,000;

(41)	Purchaser Group means the Purchaser and each Related Body Corporate of the Purchaser including, after Completion, the Company;

(42)	Purchaser Warranties means the warranties set out in Schedule 2;

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(43)	Reference Accounts means (i) the audited balance sheet and profit and loss statement as of 30 June 2012; (ii) the unaudited balance sheet and profit and loss statement as of 31 December 2012; and (iii) the pro-forma balance sheet and profit and loss account as at 31 March 2013. These reference accounts are of the Company and are set out in Schedule 3;

(44)	Related Body Corporate, Subsidiary, and Holding Company each has the meaning given in the Corporations Act;

(45)	Security means the first ranking mortgage over:

(a)	the Seller's assets and undertakings held by LP; and

(b)	the Guarantor's assets and undertakings held by LP;

(46)	Security Interest means any security interest under the PPS Law;

(47)	Seller Group means the Seller and each Related Body Corporate of the Seller;

(48)	Seller Warranties means the warranties and Tax Warranties given by the Seller and set out in Schedule 1;

(49)	Shares means 102 ordinary shares in the capital of the Company owned by the Seller, being all shares on issue in the capital of the Company, together with the benefit of all rights (including dividend rights) attached or accruing to those shares as at the Completion Date;

(50)	Share Mortgage means the charge over the Shares to be granted to the Seller (as chargee) by the Purchaser (as chargor) as security for the Purchaser's performance under this Agreement;

(51)	Stamp Duty means duty imposed under the Duties Act 1997 (NSW) and any other similar legislation of a State or Territory of Australia;

(52)	Tax means taxes, duties, fees, rates, charges and imposts of all kinds assessed, levied or imposed by the Commonwealth, a state or any other government, regional, municipal or local authority (Australian or overseas) and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, GST, group tax, land tax, import duty, excise, Stamp Duty, municipal and water rates, withholdings of any nature whatever imposed by a Governmental Agency, interest on tax payments and additional tax by way of penalty;

(53)	Tax Act means the Income Tax Assessment Act 1997 (Cth) or the Income Tax Assessment Act 1936 (Cth), as the case may be;

(54)	Taxation Authority includes any government, and any person, agency or office having the administration of any Tax or Taxes; and

(55)	Tax Warranties means the tax warranties given by the Seller set out in Schedule 1.

1.2	Interpretation

In this Agreement, unless the contrary intention appears:

(1)	Reference to:

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(a)	one gender includes the other;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;

(d)	any contract (including this Agreement) or other instrument includes any variation or replacement of it;

(e)	a statute, ordinance, code or other law includes subordinate legislation (including regulations) and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(f)	a person includes an individual, a firm, a body corporate, an unincorporated association or an authority;

(g)	a person includes their legal personal representatives (including executors), administrators, successors, substitutes (including by way of novation) and permitted assigns;

(h)	a group of persons is a reference to any 2 or more of them taken together and to each of them individually;

(i)	a body which has been reconstituted or merged must be taken to be to the body as reconstituted or merged, and a body which has ceased to exist and the functions of which have been substantially taken over by another body must be taken to be to that other body;

(j)	an accounting term is to that term as it is used in Accounting Standards;

(k)	time is a reference to Sydney time;

(I)	a reference to a day or a month means a calendar day or calendar month;

(m)	money (including "$", "AUD" or "dollars") is a reference to Australian currency; and

(n)	any thing (including any amount or any provision of this Agreement) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them.

(2)	The meaning of any general language is not restricted by any accompanying example, and the words "includes", "including", "such as", "for example" or similar words are not words of limitation.

(3)	The word "costs" includes charges, expenses and legal costs on a full indemnity basis.

(4)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning

(5)	Headings and the table of contents are for convenience only and do not form part of this Agreement or affect its interpretation.

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(6)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(7)	The time between 2 days, acts or events includes the day of occurrence or performance of the 2nd but not the 1st act or event.

(8)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.

(9)	A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

1.3	Knowledge

Where any Seller Warranty is, or any other provision of this Agreement is, qualified by reference to the Seller's awareness, knowledge, information, belief or similar, the Purchaser acknowledges that the Seller's awareness, knowledge, information, belief or similar is made on the basis that the Seller has, in order to establish that statement is true and not misleading:

(1)	made all reasonable enquiries of the directors, officers and employees of each relevant member of the Seller Group (including the Company, the Seller and the Guarantor) as at the date of this Agreement who could reasonably be expected to have knowledge and information relevant to the matters to which the statement relates; and

(2)	where those enquiries would have prompted a reasonable person to make any further enquiries, made those further enquiries,

and that, as a result of those further enquiries, the Seller has no reason to doubt that the statement is true and not misleading. Accordingly, the Seller will not be deemed to have knowledge of any other person or to have made enquiries of any other person or otherwise and will not be liable for breach of the Seller's Warranties should a fact or circumstance which would otherwise constitute a breach of the Seller's Warranties be known to any other person (in each case, and for the avoidance of doubt, other than such persons who are directors, officers and employees of each relevant member of the Seller Group).

2	Conditions precedent

2.1	Conditions precedent

Before Completion may take place:

(1)	the Purchaser must have executed and delivered to the Seller the Share Mortgage; and

(2)	the Guarantor must have delivered to the Purchaser a discharge of the Security over:

(a)	the Shares; and

(b)	the Company,

in a form satisfactory to the Purchaser.

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2.2	Obligation to co-operate

The Parties must use their reasonable endeavours to ensure that the conditions referred to in clause 2.1 are satisfied on or by the Completion Date.

3	Sale and purchase

3.1	Agreement to sell and purchase

The Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller free from all Encumbrances and otherwise on and subject to the provisions of this Agreement.

3.2	Title and risk

Title to the Shares (and property and risk in them):

(1)	remains solely with the Seller until Completion; and

(2)	subject to the provisions of this Agreement, passes from the Seller to the Purchaser with effect from Completion.

4	Purchase Price

4.1	Consideration

The consideration payable by the Purchaser to the Seller for the Shares is the Purchase Price.

4.2	Payment on Completion Date

(1)	On and from the Completion Date, and subject to the due performance by the Seller of the obligations on its part to be performed under clause 2, the Purchaser must pay the Purchase Price as follows:

(a)	A$250,000 on the Completion Date;

(b)	A$1,000,000 on the second anniversary of the Completion Date;

(c)	A$1,000,000 on the third anniversary of the Completion Date; and

(d)	A$500,000 on the fourth anniversary of the Completion Date.

(2)	Interest will accrue on the outstanding balance of the Purchase Price on a daily basis, and will be payable to the Seller on each date a Purchase price instalment becomes due for payment, as determined in clause 4.2(1). The interest rate shall be 6 month BBSY plus 1% per annum.

4.3	Payments to Account

Each instalment of Purchase Price and interest as detailed in clause 4.2 must be paid into the following bank account:

Account Name:	CBD Energy Limited

Bank Name:	Westpac Banking Corporation

BSB:	033-059

Account Number:	304069

or as otherwise directed in writing by the Seller.

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4.4	Adjustment to Purchase Price

Notwithstanding clauses 4.1 and 4.2, the Purchase Price shall be adjusted if and to the extent that should:

(1)	the Shares be sold by the Purchaser (by way of option, deferred purchase or otherwise) at any time within three (3) years of the Completion Date, and the gross proceeds (either received or deferred) (Proceeds) from such sale is greater than A$15,000,000 (the amount greater being the Excess), the Purchaser shall pay to the Seller an amount equal to 50% of such Excess by way of increase in the Purchase Price; or

(2)	the Graphite Technology installed throughout the world, either operating or held ready for operation, with a capacity to generate at least 8,760 MWh per annum of electrical output is not achieved by the Purchaser or any other party or parties associated with the Purchaser within three (3) years from the Completion Date, the Purchase Price shall be reduced by A$1,000,000, and such increase or reduction shall be effectuated:

(3)	in the case of 4.4(1) above, by the Purchaser paying to the Seller:

(a)	the amount determined in clause 4.4(1); plus

(b)	the amount of any Purchase Price under clause 4.2 which remains unpaid at that time; and

(c)	in each such case, within five (5) days of receipt of the Proceeds; or

(4)	in the case of 4.4(2) above, by:

(a)	the instalment of Purchase Price due on the third anniversary of the Completion Date as detailed in clause 4.2(1)(c) being reduced from A$1,000,000 to A$500,000; and

(b)	the instalment of Purchase Price due on the fourth anniversary of the Completion Date as detailed in clause 4.2(1)(d) being waived by the Purchaser,

and for the avoidance of doubt:

(5)	the sale in clause 4.4(1) must be bona fide in all respects and must not be conducted by the Purchaser, for example, firstly selling the Shares to an Associate of the Purchaser for one price and then that Associate selling the Shares again at a different price, or any other direct or indirect sale or deferred purchase or option mechanism which, when viewed and considered objectively, would be considered an intentional act pursued by the Purchaser or its Associates to circumvent paying, or reducing the obligation to pay the amount so due to the Seller under clause 4.4(1).

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5	Books and Records

5.1	Other than with respect to any records provided to the Purchaser at Completion, the Seller and the Guarantor will provide to the Purchaser all Books and Records of the Company within seven (7) days of Completion to the Purchaser, at the Purchaser's nominated delivery address in Sydney.

6	Completion

6.1	Time and location of Completion

Completion will take place:

(1)	on the Completion Date; and

(2)	at the office of the Purchaser's solicitors, Bridges Lawyers at Level 6, Gold Fields House, 1 Alfred Street NSW 2000 or such other place as the Seller and the Purchaser may agree in writing.

6.2	Power of Attorney

(1)	The Seller irrevocably appoints the Purchaser to be its attorney from the Completion Date until the Shares are registered in the name of the Purchaser (but not otherwise). Under this power of attorney, the Purchaser may do in the name of the Seller and on its behalf everything necessary or desirable for the registered holder of the Shares, in the Purchaser's sole discretion, to:

(a)	transfer the Shares;

(b)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attending to the Shares; and

(c)	do any other act or thing in respect of the Shares or the Company.

(2)	The Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by the Seller and agrees to ratify and confirm whatever the Purchaser does in exercising power under this power of attorney.

6.3	Seller delivery obligations at Completion

At or before Completion, the Seller must deliver (or, where appropriate, ensure that the Company or the Guarantor delivers) to the Purchaser:

(1)	a transfer (executed by the Seller and in registrable form, subject to stamping) of the Shares in favour of the Purchaser;

(2)	all certificates for the Shares;

(3)	all seals, minute books, statutory books and registers, certificates of incorporation, books of account, trading, tax and financial records, copies of taxation returns, books and records, constitutions and other documents and papers of the Company;

(4)	the written resignations of each director and secretary of the Company, taking effect from Completion;

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(5)	a release or discharge in relation to each Encumbrance and Security Interest registered over the Shares and appropriate evidence that the holder of the Security Interest will, in the ordinary course of business, register a financing change statement to reflect the release or discharge on the PPSR;

(6)	all current permits, licences and other documents (if any) issued to the Company under any legislation or ordinance relating to its business activities;

(7)	all keys, pins and codes of whatever nature required for the Company to lodge or file documents with any Government Agency, including ASIC; and

(8)	all other documents and things required by this Agreement to be delivered by the Seller (or where appropriate, ensure that the Company or the Guarantor delivers) to the Purchaser on Completion, or which are reasonably required by the Purchaser to vest good title, full possession, control and benefit of the Shares in the Purchaser.

6.4	Seller's right and obligations regarding records

Despite clause 6.3:

(1)	the Seller is entitled to retain after Completion copies of any records necessary for the Seller to comply with its legal obligations, including its Tax obligations; but

(2)	the Seller must not disclose any confidential information contained in those records (other than disclosure to its Personnel in the ordinary course of its business) unless required by law or the rules of a stock exchange, or until the information becomes public (otherwise than by a breach by the Seller of its obligations under this clause 6.4).

6.5	Completion meetings

At Completion, the Seller must ensure that a duly convened meeting of the directors of the Company is held at which a quorum of directors is present and acting throughout, at which:

(1)	the directors of the Company resolve:

(a)	to register the transfers of the Shares for registration, subject to stamping, despite any contrary provision of the constitution of the Company; and

(b)	to cancel the existing share certificates for the Shares and issue new share certificates for the Shares in the name of the Purchaser;

(2)	the directors of the Company resolve:

(a)	to appoint as directors, secretary and public officer of the Company those persons nominated by the Purchaser, subject to those persons providing their written consent;

(b)	to accept the resignations of each former director, secretary and public officer of the Company in the agreed form;

(c)	to transfer the registered offices of the Company to the address nominated by the Purchaser, subject to the occupiers providing their written consent; and

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(d)	to revoke all existing powers of attorney or other authorities (if any) granted by the Company.

6.6	Purchaser Completion obligations

At Completion, the Purchaser must:

(1)	subject to the due performance by the Seller of the obligations on its part to be performed under this Agreement, pay the Seller the Purchase Price as set out in clause 4.2; and

(2)	produce to the Seller for inspection the consents of the directors and secretaries referred to in clause 6.5(2)(a).

6.7	Obligations interdependent

The requirements of clauses 6.3, 6.5 and 6.6 are interdependent and are to be carried out contemporaneously. No delivery, payment or other event referred to in clauses 4.2, 6.3, 6.5 and 6.6 will be regarded as having been made or occurred until all deliveries and payments have been made and all other events have occurred.

6.8	Registration of transfers

The Purchaser must use its reasonable endeavours to ensure that the transfers of the Shares are registered promptly after Completion.

7	After Completion

7.1	Continuing obligation to perform

If an obligation of any Party required to be performed at Completion is not performed at Completion, and regardless of whether it is waived as a condition or requirement of Completion, the relevant Party remains obliged to perform that obligation.

7.2	ASIC notification

The Seller must ensure that ASIC is notified, in the prescribed form, as soon as practicable after Completion (and in any event within five (5) Business Days), of the occurrence of those events under clauses 3, 6.5 and 6.8 that must be notified to ASIC under the Corporations Act.

8	Guarantee of Seller by Guarantor

8.1	Seller Guarantee

In consideration of the Purchaser entering into this Agreement at the request of the Guarantor, the Guarantor:

(1)	unconditionally and irrevocably guarantees to the Purchaser on demand the due and punctual performance by the Seller of its obligations under, or arising from this Agreement, including without limitation all representations and warranties; and

(2)	separately indemnifies the Purchaser against any Losses which may be incurred or sustained by the Purchaser in connection with any breach, default, failure to fulfil or delay by the Seller in the due and punctual performance of its obligations, representations and warranties under, or arising from, this Agreement.

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8.2	Liability unaffected by other events

Subject to the terms of this Agreement, the liability of the Guarantor under this clause 8 is not affected by any act, omission or thing which, but for this provision, might in any way operate to release or otherwise exonerate or discharge the Guarantor from any of its obligations including (without limitation) the grant to the Seller or any other person of any time, waiver or other indulgence, or the discharge or release of the Seller or any other person from any obligation.

8.3	Continuing guarantee and indemnity

This clause 8:

(1)	extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor; and

(2)	is a continuing guarantee and indemnity and, despite Completion, remains in full force and effect for so long as the Seller has any liability or obligation to the Purchaser under, or arising from, this Agreement and until all relevant Losses or obligations have been fully discharged.

9	Payments

9.1	Manner of payments

Unless otherwise agreed between the Parties, all payments in connection with the Purchase Price must be made in immediately available funds to the bank account set out in clause 4.3, or as otherwise directed in writing by the Seller.

9.2	Interest on overdue amounts

If a Party fails to pay an amount of money payable under this Agreement on its due date, the Party in default must pay to the Party entitled to payment of that amount, interest at the Default Rate on that amount computed from (but not including) the due date until (and including) the date the amount is paid in full. Interest under this provision accrues daily, is calculated on the basis of a 365 day year, and is payable on the last Business Day of each month. The right to payment of interest under this provision is without prejudice to any other rights, powers and remedies the non-defaulting Party may have against the defaulting Party at law or in equity.

10	Seller Warranties

10.1	Seller

The Seller warrants to the Purchaser that each of the Seller Warranties is true, correct and not misleading in all material respects. Each such Seller Warranty is a separate warranty in no way limited by any other Seller Warranty.

10.2	Seller Warranties

Each Seller Warranty is given at the date of this Agreement, and will remain in full force and effect after the Completion Date despite Completion.

10.3	Disclosures

Each of the Seller Warranties is subject to any matters fairly disclosed in any of:

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(1)	the contents of this Agreement; and

(2)	the Disclosure Material,

and consequently the Seller shall not be liable for any Breach in respect of such matters in so far as they constitute fair disclosure.

For this purpose fairly disclosed means disclosed in a manner and with sufficient detail to enable a prudent and sophisticated buyer experienced in the business of the Company to make an informed assessment of the matter concerned (and fair disclosure shall be construed accordingly).

10.4	Liability for Breach of Seller Warranties

Without restricting the rights of the Purchaser or the ability of the Purchaser to claim on any other basis available to it, but subject always to the limitations and restrictions contained clause 11, if after Completion it shall be agreed or determined that any of the Seller Warranties was not true and accurate (which facts shall hereinafter be referred to as a Breach) then the Seller shall pay to the Purchaser on demand (at the Purchaser's option):

(1)	the cash amount sufficient to compensate the Purchaser against all Losses suffered or incurred by it in consequence of the relevant Breach;

(2)	the amount of any liability or increased liability which the Company suffers or incurs as a result of the relevant Breach; or

(3)	the amount of any reduction in the value of any Asset of the Company at Completion from the value which would have been attributed to that Asset at Completion were it not for the relevant Breach.

10.5	Tail Insurance

The Seller will use its reasonable endeavours to secure run off insurance cover (for at least 7 years) from an insurer, and upon terms reasonably acceptable to the Purchaser, in relation to any Claim in relation to the Company arising on or prior to Completion.

11	Limitation of liability

11.1	Acknowledgements

Each Party acknowledges and agrees that:

(1)	they enter into this Deed fully and voluntarily;

(2)	it has received independent and professional advice (including legal, accounting, tax and financial advice) concerning this Agreement and has satisfied itself about anything arising from that advice;

(3)	it has had the opportunity to review this Agreement and all related agreements, and the Disclosure Materials and in the case of the Purchaser, undertaken a due diligence on the Company, and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party; and

(4)	except as expressly provided in this Agreement, neither the Seller nor the Purchaser is responsible to the other for any Loss or Claim or otherwise unless it arises from this Agreement and the matters set out herein.

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11.2	Limits on liability

Despite any other provision of this Agreement, and in particular clause 10.4:

(1)	(Change in law or administrative practice): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement where the breach, or any loss arising in connection with any breach, is as a result of or in respect of:

(a)	a new law, or a change in the law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Government Agency, or a change in any rule or decision of any Government Agency, after the date of this Agreement; or

(c)	a new administrative practice or policy being introduced by any Government Agency, or a change in any administrative practice or policy of any Governmental Agency, after the date of this Agreement,

including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively.

(2)	(Later recovery): After the Seller has made any payment to the Purchaser for any Breach or any other breach of this Agreement, if any member of the Purchaser Group receives any benefit or credit, including by claiming an indemnity against or otherwise recovering from a person other than the Seller, in respect of any Loss directly caused by the Seller's breach of the same Seller Warranty or same clause of this Agreement, then the Purchaser must immediately repay to the Seller an amount corresponding to the amount of that payment less all of the Purchaser's reasonable costs incurred with claiming that indemnity against, or otherwise recovering from, that third party, or if less, the amount of the benefit or credit. Any such recovered amount under this clause must be on an after tax basis so that the amount so paid to the Purchaser puts the Seller in the same after tax position.

(3)	(Known Breach or Liability): Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or other breach of this Agreement to the extent that the Breach or other breach is based on any fact, matter or circumstance:

(a)	fairly disclosed in or otherwise reasonably identifiable or reasonably determinable from, this Agreement or the Disclosure Material;

(b)	for which there is a provision or reserve in, or otherwise identifiable or determinable from, the Reference Accounts;

(c)	which is within the knowledge of the Purchaser Group or its Personnel;

(d)	which is in the public domain (including matters which are a matter of public record) and of which a prudent and sophisticated buyer experienced in the business of the Company ought reasonably to be aware; or

(e)	which would have been within the knowledge of the Purchaser had the Purchaser conducted searches prior to the date of this Agreement of records open to public inspection in Australia, including records maintained by ASIC, the ASX or any other Government Agency.

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(4)	(Purchaser Breach): Any amount payable to the Purchaser by the Seller under this Agreement is to be reduced to the extent of the contributory negligence of the Purchaser with respect to the Loss or Claim.

(5)	(Indirect losses): The Seller is not liable to make any payment (whether by way of damages or otherwise) to the Purchaser for any indirect or consequential loss or loss of profits, however arising.

11.3	Awareness of breach

If the Purchaser becomes aware after the date of this Agreement of anything which constitutes or could (whether alone or with anything else) constitute a Breach or other breach of this Agreement, including a Claim which, if satisfied, would result in a Breach or in any other breach of this Agreement, the Purchaser must do each of the following:

(1)	promptly notify the Seller, giving the Seller full details, including details of the facts, matters and circumstances giving rise to the breach, the nature of the breach, the Purchaser's estimate of the Loss suffered and any additional information reasonably requested by the Seller;

(2)	until it notifies the Seller in accordance with this clause 11.3(1), take reasonable steps to mitigate any Loss which may give rise to a Claim against the Seller for Breach or any other breach of this Agreement;

(3)	not make any admission of liability or reach any agreement or compromise with any person in relation to any Claim or other matter without first consulting with and obtaining the approval of the Seller;

(4)	give the Seller and its professional advisors reasonable access to:

(a)	the Personnel and premises of the Purchaser Group; and

(b)	relevant chattels and documents (including books and records) within the custody, power, possession or control of the Purchaser Group,

(5)	to enable the Seller and its professional advisers to examine the Personnel, premises, chattels and documents and to take copies or photographs at the Seller's expense;

(6)	at the Seller's expense (including the Purchaser's legal costs), take all action in good faith and with due diligence that the Seller (acting reasonably and in consultation with the Purchaser) directs to avoid, remedy or mitigate the breach or any loss arising in connection with the breach, including legal proceedings in the name of the relevant member of the Purchaser Group, and dispute, defend, appeal or compromise any Claim or other matter and any adjudication of it; and

(7)	not do anything which compromises or prejudices the rights of the Seller under this clause 11.3.

The Seller is not liable to the Purchaser for a Breach or any other breach of this Agreement to the extent that the Purchaser does not materially comply with its obligations under this clause 11.3.

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11.4	Calculation of Loss

In calculating the Loss of the Purchaser for a Breach or any other breach of this Agreement account must be taken of the amount by which any Tax for which any member of the Purchaser Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss.

11.5	Remedy in damages

Subject to clause 11.2 and except as otherwise provided in this Agreement, the Purchaser acknowledges that its sole remedy for a Breach or any other breach of this Agreement is damages and that it is not entitled to terminate or rescind this Agreement except otherwise allowed in this Agreement.

11.6	Additional Limits on liability

Despite any other provision of this Agreement, and in particular clause 10.4:

(1)	(Time period for claims): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach of this Agreement unless notice of a Claim against the Seller is given by the Purchaser to the Seller (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and the Purchaser's estimate of the Loss suffered) before:

(a)	in the case of Claims arising from the breach of any Tax Warranty, the date that is 6 years after the Completion Date; and

(b)	in the case of Claims arising from any other Breach of this Agreement, the date that is 2 years after the Completion Date;

(2)	(Threshold Limit): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement unless the amount finally determined against or agreed by the Seller in respect of any one breach or the aggregate amount of a series of breaches exceeds $100,000;

(3)	(Other limits): The Seller is not liable to make any payment (whether by way of damages or otherwise) for any Breach or any other breach of this Agreement:

(a)	to the extent that:

(i)	the Breach or any other breach of this Agreement; or

(ii)	any Loss arising in connection with any Breach or any other breach of this Agreement,

has arisen as a result of any act or omission after Completion by or on behalf of any member of the Purchaser Group (including the Company) or their respective officers, employees or agents, otherwise than

(A)	where this is required by applicable law; or

(B)	in the ordinary course of the Company's business as carried on as at the Completion Date; or

(C)	in accordance with a legally binding obligation entered into by the Company on or before Completion (except where that obligation was created at the request of the Purchaser);

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(b)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen directly as a result of:

(i)	the Purchaser failing to procure any legally necessary prior consent of a third party to the change of control of the Company; or

(ii)	the legal ownership structure of the Purchaser or other members of the Purchaser Group (as the case may be);

(c)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen as a result of any act or omission by or on behalf of the Seller:

(i)	that is required or permitted by any provision of this Agreement; or

(ii)	at the request, or with the agreement of the Purchaser;

(d)	to the extent that the breach, or any Loss arising in connection with any breach, has been remedied without cost to the Purchaser; or

(e)	to the extent that the breach, or any Loss arising in connection with any breach, would not have arisen but for any restructure or change in ownership of any member of the Purchaser Group after Completion or any change in the accounting policies of any member of the Purchaser after Completion.

11.7	No double recovery

The Purchaser is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same Loss.

12	Purchaser Warranties

12.1	Purchaser Warranties

The Purchaser warrants to the Seller that each Purchaser Warranty is true, correct and not misleading in any material respect. Each Purchaser Warranty is a separate warranty in no way limited by any other Purchaser Warranty. The Purchaser Warranties survive, and are not in any way to be affected by, Completion.

12.2	Liability for Breach of Purchaser Warranties

Without restricting the rights of the Seller or the ability of the Seller to claim against the Purchaser on any other basis available to it, but subject always to the limitations and restrictions contained in this clause 13, if after Completion it shall be agreed or determined that any of the Purchaser Warranties was not true and accurate (which facts shall hereinafter be referred to as a Purchaser Breach) then the Purchaser shall pay to the Seller on demand (at the Seller's option):

(1)	the cash amount sufficient to compensate the Seller against all Losses suffered or incurred by it in consequence of the relevant Purchaser Breach; and

(2)	the amount of any liability or increased liability which the Seller suffers or incurs as a result of the relevant Purchaser Breach.

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13	Limitation of liability

13.1	Limitation of liability of the Purchaser

All Parties agree and acknowledge that:

(1)	The Purchaser enters this Agreement only in its capacity as the trustee of Kerama Energy Trust and in no other capacity.

(2)	Any liability or obligation of the Purchaser arising under or in connection with this Agreement is limited to and can be enforced against the Purchaser only to the extent to which it can be satisfied out of the assets of the Kerama Energy Trust out of which the Purchaser is actually indemnified for the liability.

(3)	The limitation of the Purchaser's liability described in this clause applies despite any other provision of this Agreement or any other document and extends to all liabilities and obligations of, undertaken or incurred by or devolving on, the Purchaser arising from, or in any way connected with, any conduct, omission, representation, warranty, agreement, transaction or other matter or thing under or related to this document.

(4)	The Purchaser is not obliged to do anything or refrain from doing anything under or in connection with this Agreement (including incur a liability) unless the Purchaser's liability is limited in the same manner as set out in this clause or otherwise in a manner satisfactory to the Purchaser (in its absolute discretion).

(5)	The parties (other than the Purchaser may not sue or seek recourse to the Purchaser or any assets held by the Purchaser in respect of any liabilities incurred by the Purchaser, acting in its capacity as trustee of the Kerama Energy Trust, in any other capacity other than as trustee of the Kerama Energy Trust, including seeking the appointment of a receiver (except in relation to the assets of the Kerama Energy Trust), a liquidator, an administrator or any similar person to the Purchaser or prove in any liquidation, administration or arrangements of or affecting the Purchaser (except in relation to the assets of the Kerama Energy Trust).

(6)	In no circumstances will the Purchaser be personally liable for any indirect, incidental, consequential, or special damage (including without limitation, lost profits) of any form incurred by any person or entity whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

13.2	Limits on liability

Despite any other provision of this Agreement, and in particular clause 10.4:

(1)	(Change in law or administrative practice): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement where the breach, or any loss arising in connection with any breach, is as a result of or in respect of:

(a)	a new law, or a change in the law (including its interpretation), taking effect after the date of this Agreement;

(b)	a new rule or decision being made by any Government Agency, or a change in any rule or decision of any Government Agency, after the date of this Agreement; or

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(c)	a new administrative practice or policy being introduced by any Government Agency, or a change in any administrative practice or policy of any Governmental Agency, after the date of this Agreement, including any law, rule, decision, practice or policy, or any change in any law, rule, decision, practice or policy, which takes effect retrospectively.

(2)	(Later recovery): After the Purchaser has made any payment to the Seller for any Purchaser Breach or any other breach of this Agreement, if any member of the Seller Group receives any benefit or credit, including by claiming an indemnity against or otherwise recovering from a person other than the Purchaser, in respect of any Loss directly caused by the Purchaser's breach of the same Purchaser Warranty or same clause of this Agreement, then the Seller must immediately repay to the Purchaser an amount corresponding to the amount of that payment less all of the Seller's reasonable costs incurred with claiming that indemnity against, or otherwise recovering from, that third party, or if less, the amount of the benefit or credit. Any such recovered amount under this clause must be on an after tax basis so that the amount so paid to the Purchaser puts the Seller in the same after tax position.

(3)	(Known Breach or Liability): Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or other breach of this Agreement to the extent that the Purchaser Breach or other breach is based on any fact, matter or circumstance:

(a)	fairly disclosed in or otherwise reasonably identifiable or reasonably determinable from, this Agreement;

(b)	for which there is a provision or reserve in, or otherwise identifiable or determinable from, the Reference Accounts;

(c)	which is within the knowledge of the Seller Group or its Personnel;

(d)	which is in the public domain (including matters which are a matter of public record); or

(e)	which would have been within the knowledge of the Seller had the Seller conducted searches prior to the date of this Agreement of records open to public inspection in Australia, including records maintained by ASIC, or any other Government Agency.

(4)	(Seller Breach):.Any amount payable to the Seller by the Purchaser under this Agreement, other than the Purchase Price, is to be reduced to the extent of the contributory negligence of the Seller with respect to the Loss or Claim.

(5)	(Indirect losses): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) to the Seller for any indirect or consequential loss or loss of profits, however arising.

13.3	Awareness of breach

If the Seller becomes aware after the date of this Agreement of anything which constitutes or could (whether alone or with anything else) constitute a Purchaser Breach or other breach of this Agreement, including a Claim which, if satisfied, would result in a Purchaser Breach or in any other breach of this Agreement, the Seller must do each of the following:

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(1)	promptly notify the Purchaser, giving the Purchaser full details, including details of the facts, matters and circumstances giving rise to the breach, the nature of the breach, the Seller's estimate of the Loss suffered and any additional information reasonably requested by the Purchaser;

(2)	until it notifies the Purchaser in accordance with this clause 13.3(1), take reasonable steps to mitigate any Loss which may give rise to a Claim against the Purchaser for Purchaser Breach or any other breach of this Agreement;

(3)	not make any admission of liability or reach any agreement or compromise with any person in relation to any Claim or other matter without first consulting with and obtaining the approval of the Purchaser;

(4)	give the Purchaser and its professional advisors reasonable access to:

(a)	the Personnel and premises of the Seller Group; and

(b)	relevant chattels and documents (including books and records) within the custody, power, possession or control of the Seller Group,

(5)	to enable the Purchaser and its professional advisers to examine the Personnel, premises, chattels and documents and to take copies or photographs at the Purchaser's expense;

(6)	at the Purchaser's expense (including the Seller's legal costs), take all action in good faith and with due diligence that the Purchaser (acting reasonably and in consultation with the Seller) directs to avoid, remedy or mitigate the breach or any loss arising in connection with the breach, including legal proceedings in the name of the relevant member of the Seller Group, and dispute, defend, appeal or compromise any Claim or other matter and any adjudication of it; and

(7)	not do anything which compromises or prejudices the rights of the Purchaser under this clause 13.3.

The Purchaser is not liable to the Seller for a Purchaser Breach or any other breach of this Agreement to the extent that the Seller does not materially comply with its obligations under this clause 13.3.

13.4	Calculation of Loss

In calculating the Loss of the Seller for a Purchaser Breach or any other breach of this Agreement account must be taken of the amount by which any Tax for which any member of the Seller Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the fact, matter or circumstance giving rise to the Loss.

13.5	Remedy in damages

Subject to clause 13.1 and except as otherwise provided in this Agreement, the Seller acknowledges that its sole remedy for a Purchaser Breach or any other breach of this Agreement is damages and that it is not entitled to terminate or rescind this Agreement except otherwise allowed in this Agreement.

13.6	Additional Limits on liability

Despite any other provision of this Agreement, and in particular clause 10.4:

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(1)	(Time period for claims): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach of this Agreement unless notice of a Claim against the Purchaser is given by the Seller to the Purchaser (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and the Seller's estimate of the Loss suffered) before the date that is 2years after the Completion Date;

(2)	(Maximum aggregate amount): The maximum aggregate amount that the Seller may recover from the Purchaser (whether by way of damages or otherwise) under the Purchaser Warranties and for breach of this Agreement is an amount equal to the Purchase Price instalments unpaid at the time of such breach;

(3)	(Threshold Limit): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement unless the amount finally determined against or agreed by the Purchaser in respect of any one breach or the aggregate amount of a series of breaches exceeds $100,000;

(4)	(Other limits): The Purchaser is not liable to make any payment (whether by way of damages or otherwise) for any Purchaser Breach or any other breach of this Agreement:

(a)	to the extent that:

(i)	the Purchaser Breach or any other breach of this Agreement; or

(ii)	any Loss arising in connection with any Purchaser Breach or any other breach of this Agreement,

has arisen as a result of any act or omission after Completion by or on behalf of any member of the Seller Group or their respective officers, employees or agents, otherwise than

(A)	where this is required by applicable law; or

(B)	in the ordinary course of the Seller's business as carried on as at the Completion Date,

in accordance with a legally binding obligation entered into by the Company on or before Completion

(b)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen directly as a result of:

(i)	the Seller failing to procure any legally necessary prior consent of a third party to the change of control of the Company; or

(ii)	the legal ownership structure of the Seller or other members of the Seller Group (as the case may be);

(c)	to the extent that the breach, or any Loss arising in connection with any breach, has arisen as a result of any act or omission by or on behalf of the Purchaser:

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(i)	that is required or permitted by any provision of this Agreement; or

(ii)	at the request, or with the agreement of the Seller;

(d)	to the extent that the breach, or any Loss arising in connection with any breach, has been remedied without cost to the Seller; or

(e)	to the extent that the breach, or any Loss arising in connection with any breach, would not have arisen but for any restructure or change in ownership of any member of the Seller Group after Completion or any change in the accounting policies of any member of the Seller after Completion.

13.7	No double recovery

The Seller is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same Loss.

14	Tax

14.1	Subject to clause 11.2, if at any time within five (5) years from the Completion Date any Taxation Authority issues to the Company an assessment in respect of any income year ending before the Completion Date and in respect of the period from the first day of the next income year to the Completion Date or in respect of any payments made by the Company or an event or transaction occurring prior to that date (including any agreement or deed entered into by the Company prior to the Completion Date), in which the Tax payable exceeds or is additional to the amount of Tax on the same account either previously paid (or that has remained unpaid), or that is provided for in the Reference Accounts then:

(1)	the Purchaser must promptly (and in any case within 5 Business Days) provide or must cause the Company to promptly (and in any case within 5 Business Days) provide the Seller with a statement of the circumstances of the assessment; and

(2)	the Seller must pay to the Purchaser the amount of that excess or additional Tax within the time stipulated in the assessment.

14.2	The Purchaser must account or must procure that the Company accounts to the Seller for an amount equal to any credit, refund, rebate or reimbursement allowed by or received from a taxation authority within five (5) years from the Completion Date in respect of:

(1)	any Tax paid by the Company before the Completion Date or provided for in the Reference Accounts (except to the extent that the credit, refund, rebate or reimbursement is already provided for); or

(2)	any Tax paid by the Company after the Completion Date to the extent the Purchaser has received an amount under this Agreement for the Tax.

Any amount payable by the Purchaser to the Seller under this clause 14.2 is in addition, and not an adjustment, to the Purchase Price.

14.3	If so required by the Seller, the Purchaser must procure that the Company prepares and files the necessary Tax return and takes such further reasonable action as may be required by the Seller to ensure that any amount which the Purchaser is required to account or procure the accounting of to the Seller is received by the Company (provided that the Seller bears all the Purchaser's reasonable costs and expenses of taking such actions).

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15	Goods and services tax

15.1	Definitions

In this clause 15:

(1)	GST means GST as defined in the GST Act or any replacement or other relevant legislation and regulations;

(2)	words used in this clause which have a particular meaning in the GST law (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

(3)	any reference to GST payable by, or any input tax credit entitlement of, a Party includes any corresponding GST payable by, or an input tax credit entitlement of, the representative member of any GST group of which that Party is a member; and

(4)	if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

15.2	No GST in any payments

Unless GST is expressly included, any payment expressed to be payable under any other clause of this Agreement for any supply made under or in connection with this Agreement does not include GST.

15.3	Addition of GST

To the extent that any supply made under or in connection with this Agreement is a taxable supply, the GST exclusive consideration otherwise payable for that supply is increased by an amount equal to that consideration multiplied by the rate at which GST is imposed in respect of the supply, and is payable on or before 30 August 2018 (subject to the receipt of a valid tax invoice prior to or contemporaneously with payment).

15.4	Parties' obligations to provide

Each Party agrees to do all things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist the other Party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Agreement.

15.5	Payment by reimbursement or indemnity

If a payment to a Party under this Agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that Party, then the payment is to be reduced by the amount of any input tax credit to which that Party is entitled in respect of that loss, cost or expense before any adjustment is made for GST.

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16	Default

16.1	Remedies of the Seller

If the Purchaser fails to perform any of its obligations under or in connection with this Agreement then the Seller's sole remedy is to enforce its Share Mortgage over the Shares.

17	Dispute Resolution

17.1	Dispute Resolution

(1)	If any dispute arises with respect to this Agreement, a Party must not commence any Court or arbitration proceedings unless the Parties have complied with this clause, other than where a Party seeks urgent interlocutory relief.

(2)	A Party to this Agreement claiming that a dispute has arisen out of or in relation to this Agreement must give written notice (Notice of Dispute) to each other Party to this Agreement specifying the nature of the dispute.

(3)	If the Parties are not able to resolve the dispute within fourteen (14) days of receipt of the Notice of Dispute (or such further period as agreed in writing by them), then the dispute shall be referred to the chief executive officer of each of the disputing Parties.

(4)	If the matter is referred to the chief executive officers of the disputing Parties, within seven (7) days of referral to the chief executive officers, the chief executive officers of the disputing Parties shall meet in order to attempt to resolve the dispute.

(5)	If the chief executive officers of the disputing Parties do not resolve the dispute, the chief executive officers of each of the disputing Parties shall, within seven (7) days attempt to agree on:

(a)	the dispute resolution technique and the procedures to be adopted in an attempt to resolve the dispute;

(b)	a timetable for steps to be taken in relation to those procedures; and

(c)	the selection of compensation of an independent person required fur such technique.

If the chief executive officers agree upon the above processes and timetable, then the dispute shall be determined in accordance with such processes and techniques. Notwithstanding the earlier provisions of this clause 16.1(5), the Parties agree not to appoint an arbitrator and any such independent person shall act only as a mediator.

(6)	If the chief executive officers are unable to agree upon the appointment of such a mediator in clause 16.1(5) , then the Parties agree that the mediator will be appointed by the president of the Law Society of New South Wales (or the present's nominee) who will select the mediator and determine the mediator's remuneration.

(7)	If the dispute cannot be resolved at mediation, the Parties are free to take whatever action they determine in relation to the dispute, including commencing legal proceedings.

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18	Confidentiality

18.1	General obligation

(1)	Subject to clause 18.1(2), each Party must keep confidential:

(a)	the existence and terms of this Agreement and the Share Mortgage (and any draft thereof); and

(b)	all negotiations in connection with them,

and must ensure that their respective Personnel do likewise.

(2)	A Party may disclose information:

(a)	on a confidential basis to its relevant Personnel and advisers to enable them to advise or assist in connection with this Agreement and the Share Mortgage (including its administration or enforcement);

(b)	to a person whose consent is needed in connection with this Agreement if the Party seeking consent uses reasonable endeavours to get the consenting person to agree to keep the information confidential (and then only to the extent that the consenting person needs to know the information in order to decide whether to consent);

(c)	if that information is in the public domain (other than because the Party has disclosed it);

(d)	if the Party lawfully had the information before it was disclosed to them in connection with this Agreement;

(e)	with the consent of each other Parties;

(f)	in connection with legal or other proceedings relating to this Agreement;

(g)	if compelled by law or by an authority such as a Government Agency, court, tribunal or stock exchange; or

(h)	if this Agreement expressly requires or permits a Party to disclose information.

A Party disclosing under clauses 18.1(2)(g) and/or (h) must, as far as practical, consult with each other Party beforehand as to the content and timing of the disclosure.

18.2	Agreement on press announcements

The Parties must in good faith agree at or before Completion on the form of any press announcement or public statement that they will each make concerning this Agreement.

18.3	Continuing obligation

This clause 18.3 continues to bind the Parties after Completion and after the Parties' other obligations under this Agreement terminate.

19	Further assurance

19.1	Each Party must at its own cost from time to time do all things (including executing or producing documents, getting documents executed or produced by others and obtaining consents) necessary or desirable to give full effect to this Agreement (including the transactions contemplated by this Agreement).

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20	Severability

20.1	If anything in this Agreement is unenforceable, illegal or void or contravenes the law then it is severed and the rest of this Agreement remains in force. The rights and obligations of each Party are not affected by any law that, but for this clause 20, would affect those rights and obligations.

21	Entire agreement

21.1	This Agreement:

(1)	contains the entire agreement, arrangement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersede any prior agreement, arrangement or understanding on anything connected with that subject matter.

Accordingly, anything (such as correspondence, negotiations or representations before this document is executed or an arrangement or understanding) not reflected in this Agreement does not bind the Parties and may not be relied on by them.

22	Variation

22.1	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties named therein.

22.2	Waiver

A provision of this Agreement (including a condition precedent) may only be waived in writing signed by the person who has the benefit of the provision.

23	Rights, powers and remedies

(1)	The rights, powers and remedies of each Party under this Agreement are additional to other rights and powers independently given by law.

(2)	A Party's failure or delay to exercise a right, power or remedy does not operate as a waiver of that right, power or remedy.

(3)	The exercise of a right, power or remedy does not preclude either its exercise in the future or the exercise of any other right, power or remedy.

(4)	Unless this Agreement expressly provides otherwise, a Party may exercise a right, power or remedy (including giving or withholding its approval or consent) entirely at its discretion (including by imposing conditions).

(5)	In exercising, or deciding not to exercise, a right, power or remedy, a Party is not required to take into account any adverse effect on another Party.

(6)	Each Party agrees to comply with the conditions of any approval, consent or waiver given by another Party.

(7)	Waiver of a right, power or remedy is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

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24	Continuing obligations

24.1	Survival of rights

The rights and obligations of the Parties do not merge on the completion of any transaction contemplated by this Agreement. They also survive the execution and delivery of any conveyance, assignment, transfer or other document entered into for the purpose of implementing any transaction contemplated by this Agreement.

24.2	Survival of indemnities

Each indemnity in this Agreement survives the expiry or termination of this Agreement. A Party may enforce a right of indemnity at any time, including before it has suffered loss.

25	Costs

25.1	Costs

Each Party must pay its own costs in connection with the negotiation, preparation and execution of this Agreement.

25.2	Stamp Duty

The Purchaser must pay all stamp duty (including all fines, penalties and interest) and other government imposts payable on or in connection with this Agreement and any transaction contemplated by this Agreement, and all instruments of transfer and other documents or instruments executed under or in connection with this Agreement or any transaction contemplated by this Agreement, when due.

25.3	Indemnity

The Purchaser indemnifies the Seller against all Loss arising from any failure by the Purchaser to comply with its obligations under clause 25.2.

26	Notices

26.1	To be in writing

Each communication in connection with this Agreement (including a notice, consent, request, waiver or demand) (Notice) has no legal effect unless it is in writing.

26.2	Delivery

In addition to any other method of service provided by law, the Notice may be:

(1)	sent by prepaid ordinary post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

(2)	sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

(3)	sent by facsimile to the facsimile number of the addressee;

(4)	sent by email to the email address of the addressee; or

(5)	delivered at the address for service of the addressee.

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26.3	Timing of delivery

If the Notice is sent or delivered in a manner provided by clause 25.2, it must be treated as given to and received by the Party to which it is addressed:

(1)	if sent by post from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is posted) after posting;

(2)	if sent by post to an address outside Australia or sent by post from outside Australia, on the 5th Business Day (at the address to which it is posted) after posting;

(3)	if sent by facsimile before 5 pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt;

(4)	if sent by email before 5pm on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

(5)	if otherwise delivered before 5 pm on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

26.4	Facsimiles and emails

Despite clause 26.3:

(1)	a facsimile is not treated as given or received if at the end of the transmission the sender's facsimile machine fails to issue a report confirming the transmission of the number of pages in the Notice; and

(2)	an email is not treated as given or received if the sender's computer reports that the message has not been delivered.

26.5	Time and days

If a Notice is served by a method which is provided by law but is not provided by clause 26.2, and the service takes place after 5pm on a Business Day, or on a day which is not a Business Day, it must be treated as taking place on the next Business Day.

26.6	Assumed delivery

A Notice sent or delivered in a manner provided by clause 26.2 must be treated as validly given to and received by the Party to which it is addressed even if:

(1)	the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

(2)	the Notice is returned unclaimed.

26.7	Seller's and Guarantor's addresses

The Seller's address for service and facsimile number are:

Name	:	CBD Labs Pty Ltd

Attention	:	Chief Financial Officer

Address	:	Level l2, 15 Macquarie Place, Sydney NSW 2000

Facsimile no	:	+61 2 9252 2721

Email address	:	Richard Pillinger (rpillinger@cbdenegry.com.au)

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The Guarantor's address for service and facsimile number are:

Name	:	CBD Energy Limited

Attention	:	Company Secretary

Address	:	Level 12, 15 Macquarie Place, Sydney NSW 2000

Facsimile no	:	+61 2 9252 2721

Email address	:	Richard Pillinger (rpillinger@cbdenegry.com.au)

26.8	Purchaser's address

The Purchaser's address for service and facsimile number are:

Name	:	Kerama Energy Pty Ltd

Attention	:	Company Secretary

Address	:	c/- ESV Chartered Accountants of Level 18, 55 Market Street,
Sydney NSW 2000

Facsimile	:	+61 2 9283 1866

Email address	:	geoffv@esvgroup.com.au

And to Philip Parker of Bridges Lawyers, whose address for service and facsimile number are:

Name	:	Bridges Lawyers

Attention	:	Philip Parker

Address	:	Level 6 Gold Fields House 1 Alfred Street Sydney NSW 2000

Facsimile	:	02 8272 7199

Email address	:	pparker@bridgeslawvers.com.au

26.9	Change of address

A Party may change its address for service or facsimile number by giving Notice of that change to each other Party.

26.10	Notice on one party

If the Party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that Party if given to any of those persons.

26.11	Notices from a party's lawyer

Any Notice by a Party may be given and may be signed by its legal representative.

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27	No assignment

27.1	No assignment

A Party may not assign or deal with or purport to assign or deal with its rights under this Agreement without the prior written consent of each other Party, except by way of security to any financier in the ordinary course of business.

27.2	Contravention is ineffective

Any act or omission in contravention of clause 27.1 is ineffective.

28	Governing law and jurisdiction

28.1	Law

The law of New South Wales governs this Agreement.

28.2	Jurisdiction

The Parties submit to the non-exclusive jurisdiction of the courts of New South Wales.

29	Counterparts

29.1	Number of counterparts

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.

29.2	Exchange of counterparts

(1)	This Agreement is binding on the Parties on the exchange of duly executed counterparts. A copy of a counterpart sent by facsimile machine or scanned PDF document sent by email:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

(2)	Each Party agrees to forward duly executed original counterparts of this Agreement by post to the other parties as soon as reasonably practicable following any such exchange of this Agreement by facsimile or scanned PDF document.

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Schedule 1 - Seller Warranties

1	The Seller and the Company

1.1	Each of the Seller and the Company:

(1)	is validly existing and in good standing; and

(2)	has the necessary power and authority (and all necessary consents) to execute, deliver and perform its obligations under this Agreement, including transferring all of the Shares in the Company.

1.2	The constitutional documents of the Seller and the Company are true, complete and up to date.

1.3	The statutory books of the Seller and the Company have been properly kept and the Seller and the Company have not received a notice or allegation that any of them is incorrect or should be rectified.

1.4	No Encumbrance has been given by or entered into by the Company in respect of borrowings or other obligations of the Company or any other person other than the Security.

1.5	Since its incorporation the Company has not:

(1)	issued, granted or agreed to issue or grant any option or right to subscribe for or issue any securities convertible into shares in the capital of the Company other than the Shares;

(2)	other than in respect of previous sales of the Shares, redeemed or purchased or agreed to redeem or purchase any of its shares;

(3)	declared or paid any dividend or made any other distribution to its shareholders;

(4)	acquired or agreed to acquire any asset or property other than the Assets;

(5)	traded or carried on any business other than any trade or business carried on in connection with the acquisition of the Assets; or

(6)	incurred any indebtedness other than in respect of the matters specified in the Reference Accounts and any other commitments specified in the documents and agreements contained or referred to in the Disclosure Material.

1.6	The Company is not:

(1)	wound up, no resolution for its winding up has been passed or proposed and no meeting of members or creditors has been convened for that purpose;

(2)	the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Company;

(3)	a party to a composition or arrangement with any of its creditors;

(4)	the recipient of a demand under section 459E of the Corporations Act;

(5)	in receivership and/or management and none of its assets are in the possession of or under the control of a mortgagee or chargee;

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(6)	no officer of the Court has been appointed in relation to all or any asset of the Company;

(7)	subject to administration under Part 5.3A of the Corporations Act or any corresponding; or

(8)	insolvent (as defined in section 95A of the Corporations Act) or otherwise stopped paying its debts as and when they fall due.

1.7	The Seller is not:

(1)	wound up, no resolution for its winding up has been passed or proposed and no meeting of members or creditors has been convened for that purpose;

(2)	the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Company;

(3)	a party to a composition or arrangement with any of its creditors;

(4)	the recipient of a demand under section 459E of the Corporations Act;

(5)	in receivership and/or management and none of its assets are in the possession of or under the control of a mortgagee or chargee;

(6)	no officer of the Court has been appointed in relation to all or any asset of the Company;

(7)	subject to administration under Part 5.3A of the Corporations Act or any corresponding; or

(8)	insolvent (as defined in section 95A of the Corporations Act) or otherwise stopped paying its debts as and when they fall due.

1.8	The Company does not have and has not previously had, any Subsidiary or any interest in any shares or other securities in or in any body corporate or other business.

1.9	The Company does not nor has it ever employed any person, contractor or agent.

1.10	So far as the Seller is aware, and save as set out or provided for in this Agreement, the Company holds the Assets free from any Encumbrance other than the Security.

1.11	The Company has not at any time assigned or otherwise disposed of any property, leasehold or otherwise, in respect of which the Company has a continuing liability (contingent or otherwise) for payment of rent.

1.12	Since 31 December 2012:

(1)	the business of the Company has been carried on in the ordinary and usual course and in the same manner so as to maintain it as a going concern; and

(2)	no dividend has been declared, paid or made by the Company.

1.13	The Company has at all times complied with all Environmental Laws.

1.14	So far as the Seller is aware:

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(1)	the unaudited balance sheet and profit and loss account of the Company appended hereto as the Reference Accounts accurately reflect the financial position of the Company as at the date of those Reference Accounts and there has been no material change since that date and the date of this Agreement and give a true and correct view of the financial state of affairs of the Company as at the Completion Date; and

(2)	the Seller has disclosed all actual or contingent material liabilities that either (i) should have been provided for in accordance with applicable law and accounting standards in Australia by entry in the Financial Statements or (ii) would need to be provided for in accordance with applicable law and Accounting Standards by entry in the financial statements of the Company were these to be prepared for the period ending immediately prior to Completion.

1.15	So far as the Seller is aware, the Company has at all times carried on business and conducted its affairs in all material respects in accordance with its constitutional documents and with all applicable laws and regulations.

1.16	So far as the Seller is aware, the Company is not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Agency and no such proceedings, investigation or inquiry as aforementioned have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

1.17	The execution, delivery and performance by the Seller of this Agreement, Completion and its obligations under this Agreement will not be a breach of, or default under, any agreement, Encumbrance or matter which binds the Seller (including the provisions of the Seller's constitution or any order, judgment or decree of any Court, Governmental Agency of regulatory body to which the Seller is a party or by which it is bound).

2	The Shares

2.1	The Seller is the sole legal and beneficial owner of the Shares which are free from Encumbrances and there is no agreement or commitment given to create an Encumbrance affecting the Shares.

2.2	The Shares constitute the whole of the issued and allotted share capital of the Company and there are no other instruments or securities on issue which may be converted to additional ordinary shares, preference shares, redeemable preference shares, options over unissued shares or any other capital in the Company.

2.3	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any un-issued shares or debentures or other un-issued securities of the Company.

2.4	The Shares have been properly allotted and issued and are fully paid or credited as fully paid and there are no partly paid shares.

2.5	There are no agreements in force, except this Agreement, which grant to any person the right to call for the issue, allotment or transfer of any share or loan capital of the Company, or convert the Shares.

2.6	The Company has not, nor has its directors:

(1)	convened a meeting to pass or passed a resolution to issue, allot share capital in the Company (whether ordinary shares, preference shares or redeemable preference shares);

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(2)	made any calls on the shares, and there are no outstanding calls (or other monies) owing on the Shares;

(3)	convened a meeting or passed a resolution in relation to a buy back of the Shares or reduction in the capital of the Company;

(4)	have attempted to vary or cancel any rights attached to the Shares; and/or

(5)	have declared any dividend that remains unpaid.

3	Information

3.1	The Disclosure Materials were prepared in good faith for the purpose of informing the Purchaser.

3.2	All copies of documents provided by the Seller to the Purchaser, including all copies of Disclosure Materials, are true copies.

3.3	Each of the statements and all information set out in the Disclosure Materials and to this Agreement and any documents provided by the Seller under this Agreement are complete and accurate in all material respects.

3.4	The Seller has disclosed to the Purchaser all information relating to the Shares which is material for disclosure to an intending Purchaser of the Shares.

4	Plant and equipment

4.1	As at the Completion Date, The Company does not own any plant and equipment of any kind.

5	Contracts and arrangements

5.1	There are no contracts, agreements, arrangements or understandings affecting the Company that:

(1)	are material to the operation of the Company and have not been disclosed in the Disclosure Materials;

(2)	are outside the ordinary and proper course of business of the Company or otherwise contain any unusual, abnormal or onerous provision;

(3)	are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort;

(4)	entitle the other party to terminate the agreement, or impose terms less favourable to the Company, by reason of a sale of the Shares; or

(5)	are not arm's length agreements.

5.2	With respect to each contract material to the Company, other than the Head Licence:

(1)	no party to the contract is in default; and

(2)	each of the Seller and the Company are unaware of any grounds for rescission, avoidance or repudiation of that contract.

5.3	So far as the Seller is aware, no offer, tender, quotation or the like given or made by the Company is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business and other than as disclosed in the Disclosure Materials.

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5.4	Each the Seller and the Company are unaware of any reason following the sale of the Shares why suppliers to the Company may cease or reduce supplying to the Company.

6	Litigation

6.1	Other than is respect of continuing arbitration and/or potential litigation with Lloyd Energy, there are no disputes in relation to the Company of which the Seller is aware which may or might give rise to any such proceedings.

6.2	All information provided in the Disclosure Materials to the Purchaser regarding any investigation, prosecution, litigation or arbitration proceeding represents a fair statement of the status of such investigation, prosecution, litigation or proceedings.

6.3	Other than any Claims described in the Disclosure Materials, there is no Claim threatened or pending against the Seller in respect of the Shares.

7	Intellectual Property

7.1	There are no allegations (or to either the Seller or the Company's knowledge any basis on which an allegation could be made) that the Company has infringed or is infringing the intellectual property rights of a third person.

7.2	Other than the Head Licence and except as disclosed to the Purchaser in the Disclosure Materials, the Company has not dealt with or granted to any person any rights in respect of any Intellectual Property owned by the Company.

7.3	The Company has the right, against its employees, consultants and staff to claim ownership and title to the intellectual property rights generated by those persons in the course of, or in connection with, the Company.

8	Insurance

8.1	The Holding company of the Seller and the Company has maintained insurances with a recognised insurer against all risks, and for amounts, which would be maintained in ordinary prudent business practice and are current until Completion.

8.2	There are no outstanding Claims made by either the Seller and/or the Company under an insurance policy affecting the Company.

8.3	Each the Seller and the Company have not received any notice from an insurer which may affect the Shares.

9	Real Property

9.1	The Company does not have any real property, either as lessor or lessee, which may affect the Shares.

10	Environment

10.1	The Company:

(1)	has always carried on its business and maintained it in compliance with every application Environmental Law; and

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(2)	is not and have not been conducted in a manner which is negligent or could result in or cause a nuisance.

10.2	All Environmental Authorisations, necessary to operate the Company:

(1)	have been obtained;

(2)	are in full force and effect;

(3)	have always been complied with in all regards; and

(4)	are not being appealed by any person.

10.3	No event has occurred and no fact or circumstance exists in each the Seller and the Company's knowledge which:

(1)	could lead to any Environmental Authorisation necessary being modified, suspended, revoked or not renewed;

(2)	with the giving of notice or lapse of time, or both, which would cause either the Seller or the Company to be in breach of any:

(a)	Environmental Authorisation; or

(b)	Environmental Law;

(3)	may require either the Seller, the Company or the Purchaser to carry out any work or pay any money to comply with any Environmental Law or any notice or requirement issued pursuant to any Environmental Law; or

(4)	would give rise to a Claim from any person against the Purchaser or either the Seller or the Company relating to:

(a)	a breach by either the Seller or the Company of any Environmental Law or Environmental Authorisation;

(b)	the handling, storage or use of any Hazardous Substance; or

(c)	the discharge of any Contaminant from the Premises.

10.4	There is:

(1)	no plan or policy which has been or is required under any Environmental Law; and

(2)	no Hazardous Substances in the possession of either the Seller or the Company except in such quantities and stored in such a manner as is allowed by an Environmental Law.

11	Competition and Consumer

11.1	Each the Seller and the Company have not committed or omitted to do any act or thing the commission or omission of which is a contravention of the Competition and Consumer Act 2010 (Cth), the Fair Trading Act 1987 (NSW)

12	Compliance with applicable laws

12.1	Each the Seller and the Company have complied with all applicable laws and no contravention or allegation of any contravention of any applicable law is known.

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12.2	The Company holds all licences necessary to carry on business.

12.3	There is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any licence.

12.4	Each the Seller and the Company have not received any notice that any such statutory permit or licence will be revoked, suspended, modified or will not be renewed.

12.5	Except as disclosed in the Disclosure Materials:

(1)	the Sellers are not engaged in any litigation or arbitration proceedings affecting the Shares;

(2)	no such proceedings are pending; and

(3)	no such proceedings are threatened in respect of which verbal or written communication has been given or received by the Seller.

13	Tax Warranties

13.1	On the basis that the Company is part of a consolidated tax group, the Company has:

(1)	where necessary, lodged or retained on file all Tax returns, records, elections, notices and statements as required by law up to the date of this Agreement or, to the best of the Seller's knowledge, there is no impediment to it doing so by the date they are legally due to be lodged with the relevant authority;

(2)	paid or made provision in the Financial Statements or the Reference Accounts (as the case may be) for all Tax levied or liable to be levied upon or in respect of income derived up to and including the Completion Date;

(3)	withheld and deducted amounts required by law to be deducted by the Company from payments by the Company to employees and other persons (including any withholding tax or like impost) and paid those amounts to the appropriate Taxation Authority; and

(4)	made a full and true disclosure of all information it is obliged to disclose to all Taxation Authorities.

13.2	The Company has no franking account.

13.3	The Company has never incurred any liabilities for tax under the laws of any foreign country, or any political or administrative subdivision or local authority of a foreign country.

13.4	The Company is not, at the date of this Agreement, the subject of a Tax audit, nor does it have a dispute or question outstanding with, nor is it subject to investigation by, any Taxation Authorities of which it has been notified.

13.5	The Company is properly registered for GST (and will remain registered until Completion) and has an Australian Business Number.

13.6	The Company:

(1)	has fully complied with its obligations under the GST Act including but not limited to lodging all GST returns and Business Activity Statements required to be lodged under the GST Act;

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(2)	has not understated the GST it is liable to pay or overstated the input tax credits which it is entitled to claim and will not be liable to pay further GST or to repay any input tax credits or be subject to an increasing adjustment by reason of understating GST it is liable to pay or overstating input tax credits it is entitled to claim; and

(3)	all GST net amounts have been paid, claimed or provided for in the Financial Statements or the Reference Accounts (as the case may be) in respect of tax periods up to and including the date of this Agreement.

13.7	The Company will not have to pay any amount on account of any form of Tax liability assessed to another person that is attributable to anything that happened before Completion, including without limitation, amounts due to:

(1)	joint and several liability as a result of having been a contributing member of a consolidated group (within the meaning of section 721-10 of the Income Tax Assessment Act 1997) before Completion to pay an amount to the Commissioner of Taxation;

(2)	liability as a result of having been a TSA contributing member (within the meaning of section 721-25 of the Income Tax Assessment Act 1997) before Completion to pay an amount to the Commissioner of Taxation;

(3)	liability to another person recovering amounts they have paid on account of any form of group Tax liabilities that are attributable to anything that happened before Completion; or

(4)	liability to pay any amount to any entity under a tax sharing agreement, tax funding agreement or any other agreement to fund or contribute to the payment of Tax by an entity other than the Company, entered into by the Company before Completion.

13.8	The Company and the Holding Company of the Seller consolidated group, will take all action required to be taken for the Company to obtain a clear exit (in accordance with section 721-35 of the Income Tax Assessment Act 1997) from any consolidated group of which it is a member as at the time of Completion, including complying with the requirements of any tax sharing agreement to which it is a party prior to Completion and complying with the terms of such agreement to obtain a clear exit from that consolidated group.

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Schedule 3 - Reference Accounts

Notes to Reference Accounts

The following attached Reference Accounts are explained as follows:

(i)	The Guarantor has its accounts audited each year after 30 June, and this audit is undertaken as a group audit. There are no cash flow statements and auditor's report available for each subsidiary. However the 30 June 2012 accounts following has been audited as part of the group audit.

(ii)	The following accounts as at 31 December 2012 have not been audited. However the Guarantor group's accounts were reviewed by the auditors post 31 December 2012 and the following accounts were in fact part of that review.

(iii)	The pro-forma accounts following as at 31 March 2013 have been prepared by management. These reflect the closing of the Company's ban account and reversal of certain inter-company transactions. The warranties the Seller is giving in the Agreement are intended to cover these pro-forma accounts also.

These notes are intended to form part of the Agreement to which this Schedule 3 is an attachment.

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Executed as an agreement

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